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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------



                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                 Amendment No. 2


                          Navigant International, Inc.
                         ------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                   -----------------------------------------
                         (Title of Class of Securities)


                                    63935R108
                           --------------------------
                                 (CUSIP Number)


                                  June 20, 2005
                           --------------------------
             (Date of Event which Requires Filing of the Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[__] Rule 13d-1(b)

[X]  Rule 13d-1(c)

[__] Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 63935R108                                                 Page 2 of 6


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1    Name of Reporting Person   I.R.S. Identification No. of Above Person
     (Entities Only)

     Boron Securities N.V.

-------------------------------------------------------------------------------
2    Check the Appropriate Box If a Member of a Group               a.    [  ]
                                                                    b.    [  ]
-------------------------------------------------------------------------------

3    SEC Use Only

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4    Citizenship or Place of Organization

     The Netherlands
-------------------------------------------------------------------------------
 Number of     5        Sole Voting Power
   Shares
Beneficially            1,797,897
 Owned By
 Each          ----------------------------------------------------------------
 Reporting     6        Shared Voting Power
 Person
  With                  0
               ----------------------------------------------------------------
               7        Sole Dispositive Power

                        1,797,897
               ----------------------------------------------------------------
               8        Shared Dispositive Power

                        0
-------------------------------------------------------------------------------
9              Aggregate Amount Beneficially Owned by Each Reporting Person

               1,797,897 shares
-------------------------------------------------------------------------------
10             Check Box If the Aggregate Amount in Row (9) Excludes Certain
               Shares

-------------------------------------------------------------------------------
11             Percent of Class Represented by Amount in Row (9)

               11.6% (based on 15,508,000 shares outstanding (excluding treasury shares) as of June 17, 2005 according to the issuer's Schedule TO filed on June 23, 2005)
-------------------------------------------------------------------------------
12             Type of Reporting Person

               OO
-------------------------------------------------------------------------------


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CUSIP No. 63935R108                                                 Page 3 of 6


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Item 1(a)           Name of Issuer:

                    Navigant International, Inc.

-------------------------------------------------------------------------------
Item 1(b)           Address of Issuer's Principal Executive Offices:

                    84 Inverness Circle East
                    Englewood, Colorado 80112-5314

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Item 2(a)           Name of Person Filing:

                    Boron Securities N.V.

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Item 2(b)           Address of Principal Business Office or, if none, Residence:

                    Plaza Roi Katochi
                    Kaya Flamboyan 3
                    P.O. Box 3040
                    Willemstad, Curacao
                    The Netherlands Antilles

-------------------------------------------------------------------------------
Item 2(c)           Citizenship:

                    Boron Securities N.V. is a limited liability company organized under the laws of The Netherlands.

-------------------------------------------------------------------------------
Item 2(d)           Title of Class of Securities:

                    Common Stock, par value $0.001 per share

-------------------------------------------------------------------------------
Item 2(e)           CUSIP Number:

                    63935R108

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CUSIP No. 63935R108                                                 Page 4 of 6

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Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or
          13d-2(b) or (c), Check Whether the Person Filing is a:

          (a)    [_]   Broker or dealer registered under Section 15 of the
                       Exchange Act;

          (b)    [_]   Bank as defined in Section 3(a)(6) of the Exchange
                       Act;

          (c)    [_]   Insurance company as defined in Section 3(a)(19)
                       of the Exchange Act;

          (d)    [_]   Investment company registered under Section 8 of the
                       Investment Company Act;

          (e)    [_]   An investment adviser in accordance with Rule 13d-1(b)
                       (1)(ii)(E);

          (f)    [_]   An employee benefit plan or endowment fund in
                       accordance with Rule 13d-1(b)(1)(ii)(F);

          (g)    [_]   A parent holding company or control person in
                       accordance with Rule 13d-1(b)(1)(ii)(G);

          (h)    [_]   A savings association as defined in Section 3(b) of
                       the Federal Deposit Insurance Act;

          (i)    [_]   A church plan that is excluded from the definition of
                       an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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Item 4    Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


          (a)   Amount beneficially owned:  1,797,897
          (b)   Percent of class:  11.6%
          (c)   Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote   1,797,897
          (ii)  Shared power to vote or to direct the vote         0
          (iii) Sole power to dispose or to direct the disposition of 1,797,897
          (iv) Shared power to dispose or to direct the disposition of        0


-------------------------------------------------------------------------------
Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.
-------------------------------------------------------------------------------

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CUSIP No. 63935R108                                                 Page 5 of 6

-------------------------------------------------------------------------------
Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person.

                    Not applicable.
-------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    Not applicable.
-------------------------------------------------------------------------------
Item 8.             Identification and Classification of Members of the Group.

                    Not applicable.
-------------------------------------------------------------------------------
Item 9.             Notice of Dissolution of Group.

                    Not applicable.
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Item 10.            Certifications.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP No. 63935R108                                                Page 6 of 6




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         July 12, 2005

                                    BORON SECURITIES N.V.


                                    By: /s/ Frederick D. Clemente
                                       ----------------------------------------
                                       Name:  Frederick D. Clemente
                                       Title: Attorney-in-Fact on behalf of
                                              Boron Securities N.V